Exhibit 99.1

NEWS
RELEASE

2008-03

FOR IMMEDIATE RELEASE
Contact: Doug Aron
713-688-9600 x145

FRONTIER OIL ANNOUNCES $100 MILLION SHARE REPURCHASE AUTHORIZATION
AND DECLARES QUARTERLY CASH DIVIDEND

HOUSTON, TEXAS, February 28, 2008 – The Board of Directors of Frontier Oil Corporation (NYSE: FTO) today approved a $100 million share repurchase authorization.  Frontier completed its repurchase of $300 million of stock (approximately 8 million shares or 7.7% of the common shares outstanding) from January 2007 to February 27, 2008, under previously approved authorizations.

The Board of Directors also declared a regular quarterly cash dividend on the Company’s common stock of $0.05 per share ($0.20 annualized).  The dividend is payable April 16, 2008 to shareholders of record on March 28, 2008.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company.  These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates.  The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission.  Actual results and outcomes often differ from expectations.

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10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616